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                                                                    EXHIBIT 23.B

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Pre-Effective Amendment No. 2 to the Registration Statement on Form F-3 of Manulife Financial Corporation and John Hancock Variable Life Insurance Company pertaining to John Hancock Variable Life Insurance Company's market value adjustment interests under deferred annuity contracts and Manulife Financial Corporation's subordinated guarantee relating thereto of our reports (a) dated March 17, 2009, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2008 and 2007 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2008; and (b) dated March 18, 2008, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2007 and 2006 and for the years then ended and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as at December 31, 2007, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP
Toronto, Canada                         Chartered Accountants
April 7, 2009                           Licensed Public Accountants